UNDERWRITING AGREEMENT

Schedule A

As of March 22, 2019

Rational Dividend Capture Fund

Rational Tactical Return Fund

Rational Dynamic Brands Fund

Rational Strategic Allocation Fund

Rational/ReSolve Adaptive Asset Allocation Fund

Rational Iron Horse Fund

Rational Income Opportunities Fund

Rational/NuWave Enhanced Market Opportunity Fund

Trend Aggregation Dividend and Income Fund

Trend Aggregation Growth Fund

Rational Trend Aggregation VA Fund

Rational Insider Buying VA Fund

Context Insurance Linked Income Fund

Rational Special Situations Income Fund